D. Allen Annis

Exhibit 10.21

November 15, 2007

D. Allen Annis, Ph.D.

508 Green Street, No. 3

Cambridge, MA 02139

Dear Allen:

It is my pleasure to extend to you this offer of employment with Aileron Therapeutics, Inc. (the “Company”). The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.

Employment. You will be employed to serve as Senior Director of Biophysical and Analytical Technologies, effective November 19, 2007. As Senior Director of Biophysical and Analytical Technologies, you will be responsible for all internal and external pre-clinical and clinical development activities relating to the Company’s technologies, building the team and overall capabilities for the Company to successfully run clinical trials and assisting with the development of the Company’s strategic product direction, plus such other duties as may from time to time be assigned to you by the Company. You shall report directly to the Chief Scientific Officer of the Company and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’ s business and interests and to the performance of your duties and responsibilities as an employee of the Company.

2.

Base Salary and Bonus. Your base salary will be at the rate of $14,583.33 per monthly pay period (which if annualized equals $175,000), less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices (which shall not be less than twice per month). Your base salary may be adjusted in the sole discretion of the Company from time to time in accordance with normal business practices. Following the end of any calendar year in which you are employed by the Company, and subject to the approval of the Company’s Board of Directors (the “Board”), you may from time to time be eligible for a discretionary annual bonus award of up to 20% of your base salary. Any such bonus award would be based on both you and the Company achieving certain performance objectives, as determined by the Company in its sole discretion.

3.

Benefit Programs. You may choose to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Company reserves the right to change, add, or cease any particular benefit without notice, in its sole discretion. At present, the Company offers eligible employees health insurance, dental insurance, and a 401(k) savings program.

4.

Business Expenses. The Company will reimburse you for all reasonable and documented business expenses. Expenses in excess of $500 will require pre-approval by the Chief Scientific Officer or his/her designate.

5.

Vacation. You will be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company, which approval will not be unreasonably withheld. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Pursuant to Company policy, vacation time cannot be carried over from year to year.

6.

Equity. Subject to approval by the Board, you will receive stock options to purchase 75,000 shares of the Company’s Common Stock for a price per share equal to the fair market value of one share of the Common Stock on the date of the option grant as determined by the Board and pursuant and subject to the terms of the Company’s Option Agreement (which must be executed to receive the grant). The stock options will vest (become exercisable) as follows: 12.5% of the shares underlying the options shall vest upon the six (6) month anniversary of your employment commencement date and 1/42nd of the remainder of such shares will vest on a monthly basis in forty-two (42) equal monthly installments with the first such installment vesting on the seven (7) month anniversary of your employment commencement date, subject to your continued employment with the Company through each vesting date.

D. Allen Annis

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set forth below.

7.

Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement. As a condition of employment, you will be required to execute the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement enclosed herewith as Exhibit A.

8.

Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all Internet and e-mail usage) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

9.

Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10.

At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment  with the Company.  This letter supersedes any prior understandings, whether written or oral, relating to the terms of your employment with the Company.

11.

Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and/or understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below, along with the enclosed Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement, and return them to me. If you do not accept this offer by November 22, 2007, the offer will be deemed withdrawn. This offer is contingent on satisfactory reference checks.

Very truly yours,

By:	/s/ Joseph A. Yanchik III
Name:	Joseph A. Yanchik III
Title:	Chief Executive Ifficer

D. Allen Annis

The foregoing correctly sets forth the terms of my at-will employment with Aileron Therapeutics, Inc. I am not relying on any representations other than as set forth above.

/s/ D. Allen Annis	Date:	11/15/2007
Name:

D. Allen Annis

EXHIBIT A

AILERON THERAPEUTICS, INC.

CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment by Aileron Therapeutics, Inc. or any of its predecessors, successors or subsidiaries (collectively , the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, intending to be legally bound, hereby agree as follows:

Confidentiality

I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the “Confidential Information”) and valuable Biological and Biochemical Materials (as hereafter defined) which may become known to me in connection with my employment by the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various documents and media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company. As used herein, “Biological and Biochemical Materials” means all biological and biochemical materials, including, without limitation, any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

I hereby acknowledge that all Biological and Biochemical Materials and all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to me or the Company. I agree that I shall not, during the term of my employment by the Company and thereafter, publish, disclose or otherwise make available to any third party, other than employees, advisors and consultants of the Company, any Confidential Information or Biological and Biochemical Materials except as expressly authorized in writing by the Company. I agree that I shall use such Confidential Information and Biological and Biochemical Materials only in the performance of my employment duties to the Company and in accordance with Company policy with respect to the protection of Confidential Information and Biological and Biochemical Materials. I agree not to use such Confidential Information or Biological and Biochemical Materials for my own benefit or for the benefit of any other person or business entity.

I agree to exercise all reasonable precautions to protect the confidentiality of Confidential Information and Biological and Biochemical Materials in my possession. Upon the termination of my employment by the Company, or at any time upon the Company’s request, I shall return immediately to the Company any and all materials containing any Confidential Information or any Biological or Biochemical Materials then in my possession or under my control.

Neither Confidential Information nor Biological and Biochemical Materials shall include information which (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company. However, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

D. Allen Annis

Assignment of Inventions

I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how and Biological and Biochemical Materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by me, under my direction or jointly with others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which relate to the business of the Company and arise out of my employment by the Company (collectively, “Inventions”).

I hereby assign to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefor which relate to the business of the Company and arise out of my employment by the Company. During and after my employment by the Company, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for any such Inventions and I shall, upon the Company’s request, execute all documents necessary or advisable in order to perfect the Company’s rights in such Inventions. In order to protect the Company in the event that I should fail or refuse to execute all such documents within a reasonable period following the Company’s request, I hereby appoint the Company my agent and attorney-in-fact to execute and deliver any such documents on my behalf.

Notwithstanding the foregoing, any discoveries, improvements and inventions, made or conceived by me prior to my employment by the Company, or not otherwise covered by the foregoing, are expressly reserved and excerpted from the provisions of this Agreement.

I acknowledge that all original works of authorship created or developed by me within the scope of my employment by the Company which are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, then, without further consideration, I hereby assign to the Company all of my right, title and interest in such copyrightable work and I will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work. I hereby waive all claims to moral rights in any Inventions.

Non-competition

I agree that while I am an employee of the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner or stockholder of, or in any other capacity with, any business enterprise engaged in the Field of Interest (as defined on the attached Schedule A) (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) develop, design, produce, market, sell or render (or assist any other person or entity in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company during the period of my employment by the Company.

Non-Solicitation and Non-Interference

I agree that while I am an employee of the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, I will not directly or indirectly induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to leave the employ of or cease providing services to the Company or such affiliate, or in any way interfere with the relationship between the Company or any of its affiliates and any employee or independent contractor thereof.

I agree that while I am an employee of the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, I will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company or any of its affiliates if such could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company or any of its affiliates or materially interfere with the relationship between any such person or entity and the Company or any of its affiliates.

D. Allen Annis

Other Agreements

Except as identified on the attached Schedule A, I am not bound by any agreement with any person or company to disclose and assign inventions or refrain from competing with or using or disclosing any confidential or proprietary information in the Field of Interest (as defined on Schedule A) of that person or company. I will not disclose to the Company any confidential or proprietary information belonging to any other person or company. I will not perform any employment duties for the Company which could result in claims by any other person or company of rights in any Inventions without the express prior agreement of the Company and any such person or company.

General

In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

No delay or omission by the Company in exercising any right under this agreement will operate as a waiver of that or any other right. No waiver or consent given by the Company on any occasion will be construed as a bar to or continuing waiver of any right on any other occasion.

I acknowledge that the restrictions contained in this agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. I agree that any breach of this agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance, or other equitable relief, to prevent the violation of my obligations hereunder.

D. Allen Annis

This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

11/15/2007	/s/ D. Allen Annis
Date	(Signature)

Print Name:	/s/ D. Allen Annis

Acknowledged and Agreed:

AILERON THERAPEUTICS, INC.

By:	/s/ Joseph A. Yanchik III
Name:	JOSEPH A. YANCHIK III
Title:	President and CEO

D. Allen Annis

Schedule A

“Field of Interest” shall mean those indications and compounds that, to your knowledge, the Company is developing or plans to develop.

Other Agreements

I am bound by agreements with the following entities:

/s/ Schering-Plough